Exhibit 99.1

Longevity Acquisition Corporation Regains Compliance with Nasdaq Listing Requirement

NEW YORK, December 11, 2020 /PRNewswire/ -- Longevity Acquisition Corporation (NASDAQ: LOAC) (the "Company"), a publicly-traded special purpose acquisition company, announced today that on December 10, 2020, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market ("Nasdaq"), confirming that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(3) which requires companies listed on the NASDAQ Capital Market to have at least 300 public holders for continued listing (the "Minimum Public Holders Rule").

As previously disclosed by the Company in its Current Report on Form 8-K dated September 2, 2020, the Company was notified by Listing Qualification Department of Nasdaq that it did not comply with the Minimum Public Holders Rule. Based on the Company's submissions to Nasdaq dated October 12, October 28 and November 30, 2020, the Company had more than 300 public holders. Accordingly, the Listing Qualifications Department of Nasdaq has determined that the Company regained compliance with the Minimum Public Holders Rule.

About LOAC

LOAC is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. LOAC is contemplating a proposed business combination with 4D Pharma PLC, a public limited company incorporated under the laws of England and Wales pursuant to an agreement and plan of merger dated October 21, 2020 as disclosed in a Form 8-K filed with the Securities and Exchange Commission on October 22, 2020. LOAC is sponsored by Whale Management Corporation, a BVI business company with limited liability.

Forward-Looking Statements

This press release and the exhibits hereto include “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, LOAC’s expectations with respect to future performance, anticipated financial impacts of the proposed business combination, approval of the business combination transactions by security holders, the satisfaction of the closing conditions to such transactions and the timing of the completion of such transactions.

Contact:

Matthew Chen

Longevity Acquisition Corporation

+ (86) 21-60832028

mchen@lonacq.com